Exhibit 99.1

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3rd QUARTER 2013 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 1, 2013 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2013.

EST reported sales for the third quarter 2013, of $574,507, compared to sales of $551,205 for the same quarter in 2012.  For the third quarter of 2013 the Company recorded Net Income of $51,956, or $0.01 per share, compared to Net Income of $36,715, or $0.01, for the third quarter of 2012.   EST recorded Net Income of $54 or $0.00 per share on sales of $1,481,517 for the nine month period ended September 30, 2013, compared with a Net Loss of $(41,800) or $(0.01) per share on sales of $1,460,944 for the same period in 2012.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept. 30 2013	Sept. 30 2012	Sept. 30 2013	Sept. 30 2012
Sales	$ 574,507	$ 551,205	$ 1,481,517	$ 1,460,944
Net income (loss) before tax	61,195	58,805	(14,846)	(57,409)
Net Income (loss)	51,956	36,715	54	(41,800)
Weighted average common Shares outstanding	5,158,667	5,158,667	5,158,667	5,158,667
Basic and Diluted Earnings (Loss) per Share	$ 0.01	$ 0.01	$ (0.00)	$ (0.01)

Selected Balance Sheet Information
(Unaudited)
	September 30, 2013	December 31, 2012
Cash and cash equivalents	$ 548,372	$ 818,497
Total current assets	2,923,683	2,923,777
Property & equipment (net)	33,817	42,272
Total assets	2,998,975	2,993,724
Total current liabilities	50,286	45,701
Long-term debt	-0-	-0-
Stockholders' equity	2,943,589	2,941,823

Contact Michael Eller at Electronic Systems Technology, Inc. for additional information.

ELECTRONIC SYSTEMS TECHNOLOGY • 509-735-9092 (O)

www.esteem.com

415 N. QUAY STREET • KENNEWICK, WA  99336 • 509-783-5475 (FAX)